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                                                                       Exhibit 8

            [LETTERHEAD OF BINGHAM, DANA & GOULD LLP APPEARS HERE]

                                October 7, 1996



Bank of Boston Corporation
100 Federal Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

     This letter responds to your request for our opinion as to certain federal income tax consequences of company stock issuances in connection with transactions under the Automatic Dividend Reinvestment and Common Stock Purchase Plan of Bank of Boston Corporation (the "Corporation") as described in the Registration Statement on Form S-3 as to be filed on or about October 7, 1996, with the Securities and Exchange Commission (herein referred to as the "Form S-3") which relates to the registration of 5,000,000 shares of the Corporation's Common Stock and includes a form of Prospectus. The Corporation has informed us that the Form S-3 is to be filed with the Securities and Exchange Commission with respect to proposed issuances of Common Stock hereafter in calendar year 1996 and that it may be used in a later year or years. All capitalized terms that are defined in the Form S-3 and used herein without specific definition, are used herein with the same meanings as are assigned in the Form S-3. The term "Code" as used herein refers to the Internal Revenue Code of 1986 as amended and now in effect.

     In rendering this opinion we have assumed that all distributions made with respect to the Corporation's capital stock in calendar year 1996, and in any other applicable calendar year (including without limitation cash distributions, and distributions of stock treated as distributions of property to which Code
Section 301 applies by reason of the application of Section 305(b)(1) thereof) in each such calendar year will be made, within the contemplation of Code
Section 316, out of the Corporation's current earnings and profits for the calendar year in which such distributions are made or out of its earnings and profits accumulated after February 28, 1913.

     In connection with this opinion we have made such examinations of law as we have considered appropriate in the circumstances and we have
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                           BINGHAM, DANA & GOULD LLP

Bank of Boston Corporation
October 7, 1996
Page 2

assumed that all transactions will be carried out as described in the Form S-3.

     Based upon the foregoing, and subject to the remainder of this opinion letter, it is our opinion that:

     (1) A Participant in the Plan electing the full or a partial dividend reinvestment option will be treated for Federal income tax purposes as receiving a distribution in an amount equal to the fair market value on the Dividend Investment Date of all full and fractional shares credited to the Participant pursuant to that option, rather than the amount of the cash dividend that otherwise would have been payable. (The Participant will be treated as having received a distribution to which Code Section 301 applies by reason of the application of Code Section 305(b)(1).) The amount of the distribution will be the fair market value on the distribution date of the Common Stock credited to the Participant. (Treas. Reg. (S)1.305-1(b), and (S)1.301-1(b) and (d).) The distribution will be taxable as a dividend to the extent of the Corporation's earnings and profits as determined for Federal income tax purposes. The Federal tax basis of the full and any fractional shares of the Common Stock credited to the Participant will be an amount equal to their fair market value on the Dividend Investment Date. (Code Section 301(d); Treas. Reg. (S)1.301-1(h)(1) and
(S)1.301-1(h)(2)(i).) In connection with the foregoing, it is appropriate for the Corporation to determine and report the distribution amount on the basis that the fair market value per share of such Common Stock is the average of the high and low sale prices of the Common Stock on the Dividend Investment Date as published on the WSJ Report (Treas. Reg. (S)20.2031-2(b)(1)) - or on the basis of such market quotations as the Corporation shall deem appropriate for the purpose of determining its fair market value, if the Common Stock is not traded on the Dividend Investment Date.

     (2) The holding period for Common Stock credited to a Participant's account pursuant to a dividend reinvestment option will begin on the day following the Dividend Investment Date. (Rev. Rul. 76-53, 1976-1 C.B. 87; see, Rev. Rul. 70-598, 1970-2 C.B. 168.)

     (3) Under the optional cash payment feature of the Plan, shares purchased with optional cash payments will be purchased at 100 percent of their fair market value as determined in the manner set forth in the
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                           BIGHAM, DANA & GOULD LLP

Bank of Boston Corporation
October 7, 1996
Page 3

second paragraph of the response to Question 16 in the Prospectus included in the Form S-3. The tax basis per share of such Common Stock will be an amount equal to the cost paid. (Code Section 1012.) In connection with the opinion in this Paragraph (3), we consider that on the Cash Investment Date the fair market value of shares of Common Stock purchased pursuant to the optional cash payment provisions will be an amount equal to their agreed fair market value purchase price determined by market quotations as set forth in the second paragraph of the response to Question 16.

     (4) The holding period for Common Stock purchased pursuant to the optional cash payment provisions will begin on the day following the Cash Investment Date. (Rev. Rul. 76-53 supra; see, Rev. Rul. 70-598, supra.)

     (5) A Participant will not realize any taxable income upon receipt of certificates for whole shares which have been credited to the Participant's account, whether received upon the Participant's request, or upon termination of participation in the Plan, or upon termination of the Plan. (Rev. Rul. 76-53, supra; Rev. Rul. 78-375, 1978-2 C.B. 130.)

     (6) A Participant will realize gain or loss when Common Stock acquired pursuant to the Plan is sold or exchanged, whether pursuant to the Participant's request upon termination of participation in the Plan, or upon sale or exchange by the Participant after receipt of a share certificate from the Plan, or upon receipt of a cash adjustment for a fractional share. The amount of such gain or loss will be the difference between (i) the amount which the Participant receives for the shares (including any fraction of a share) of Common Stock sold or exchanged, after subtracting any applicable brokerage commissions or other expenses of sale, and (ii) the tax basis of the shares (including any fraction of a share).

     (7) In the case of a foreign stockholder whose dividends are subject to United States income tax withholding, the Corporation may appropriately withhold tax with respect to the amount of any distribution which is taxable by reason of Code Section 305(b)(1). (Treas. Reg. (S)1.1441-3(b)(1).)

     (8) In the case of any stockholder whose dividends are subject to backup withholding under Code Section 3406 or related Code provisions,
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                           BIGHAM, DANA & GOULD LLP

Bank of Boston Corporation
October 7, 1996
Page 4


and applicable Treasury regulations, the Corporation may appropriately withhold tax with respect to any distribution which is subject to backup withholding under the Code and applicable Treasury Regulations.

     Please note that we express no opinion regarding federal income tax consequences to individuals participating in employee benefit plans maintained by the Corporation or any of its subsidiaries in respect of any shares of the Corporation's Common Stock held under those plans. Further, our opinions set forth herein are based upon the Code and applicable regulations, rulings and court decisions as of the date of this opinion letter and we assume no obligation to modify or update any opinion set forth herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. Finally, this opinion is being rendered solely to your for your use in connection with your submission of the Form S-3 and may not be relied upon by any other person or for any other purpose without our prior written consent (but in the event deemed necessary, we hereby consent to the inclusion of this opinion letter as an exhibit to the Form S-3).


                              Very truly yours,

                              /s/ Bingham, Dana & Gould LLP

                              BINGHAM, DANA & GOULD LLP